Exhibit 4.3
EXHIBIT 3

FORM OF DEBENTURE

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE NOVEMBER 4, 2007

WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE COMMON SHARES FOR WHICH THIS SECURITY IS EXERCISABLE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL NOVEMBER 4, 2007

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, IN EACH CASE IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES OR (C) IN ANY OTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LEGISLATION, AND THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.
Ausam Energy Corporation
(Incorporated under the laws of Alberta)
and
Noram Resources, Inc.
(Incorporated under the laws of Texas)
US$25,000,000 9% SENIOR SECURED CONVERTIBLE DEBENTURE
DUE JULY 3, 2012
     Ausam Energy Corporation (hereinafter referred to as the “Parent”) and Noram Resources, Inc. (hereinafter referred to as “Noram” and, collectively with the Parent, the “Corporation”), for value received each jointly and severally acknowledges itself indebted and hereby promises to pay to The Huff Energy Fund, L.P. (the “Holder”) on July 3, 2012, or such earlier date as the amount hereof may become due subject to and in accordance with the terms, conditions and provisions of Schedule “A” attached hereto and forming a part hereof, on presentation and surrender of this Debenture, the sum of Twenty Five Million (US$25,000,000) dollars (or such amount thereof which is outstanding from time to time, the “Principal Amount”) or such other amount as may be required pursuant to Section 4.1(ii) of Schedule “A” hereto, in lawful money of the United States at the principal offices of the Holder in the City of Morristown, in the State of New Jersey (or such other place or in such other manner as in herein provided). The Corporation will pay Interest (as hereinafter defined) on the Principal Amount hereof (and on accrued and unpaid Interest, and all costs and expenses payable by the Corporation to the Holder as more particularly set out in Schedule “A”) outstanding from time to time both before as well as after default, maturity, or judgment, at a rate of interest equal to the Interest Rate (as hereinafter defined) calculated from the date of issue, or from and including the last Interest payment date on which Interest has been paid, calculated and payable quarterly, until the Principal Amount and Interest and other costs as more particularly set out in Schedule “A” have been repaid in full pursuant hereto, the first such payment to fall due on September 30, 2007, as well as on the Maturity Date (as hereinafter defined).
     Both the Principal Amount and Interest thereon are payable in lawful money of the United States to the Holder at the offices of the Holder located in Morristown, New Jersey, or such other place as the Holder may direct the Corporation in writing. The Corporation hereby waives presentment for acceptance and payment including applicable grace periods, demand, notice of dishonour and protest or a further notice of any kind and agrees that it shall remain liable in respect hereof as if presentment, demand, notice of dishonour and protest had been duly made or given. This Debenture shall be non-callable from the date hereof until the Maturity Date. Any amount required to be paid hereunder by the Corporation shall be paid by the Corporation without any right of set-off or counterclaim. All costs and expenses in connection with this Debenture are for the account of the Corporation.
     By its execution hereof, the Holder acknowledges and agrees to the terms, conditions and provisions hereof, including the terms, conditions and provisions of Schedule “A” hereto. Unless the context otherwise requires, capitalized expressions herein shall have the meanings ascribed to them in Schedule “A”.
     IN WITNESS WHEREOF, the Corporation has caused this Debenture to be executed as of July 3, 2007.

AUSAM ENERGY CORPORATION

Per:

Per:

NORAM RESOURCES, INC.

Per:

Per:

ACCEPTED AND AGREED:

THE HUFF ENERGY FUND, L.P. by its General Partner, WRH Energy Partners L.L.C.

Per:

TABLE OF CONTENTS TO SCHEDULE “A”

ARTICLE 1 INTERPRETATION		6
1.1	Definitions	6
1.2	Interpretation	10
1.3	Headings, Etc.	10
1.4	Day Not a Business Day	11
1.5	Currency	11
1.6	Consents and Approvals	11
1.7	Interpretation of “Outstanding”	11
1.8	Application of Generally Accepted Accounting Principles	11
1.9	Interpretation of PPSA Expressions	11
1.10	Application of PPSA	11
1.11	“Collateral” Inclusive	12
1.12	Meaning of “Collateral” and “Secured Obligations” on Amalgamation	12
ARTICLE 2 INTEREST		12
2.1	Calculation of Interest	12
2.2	Payment of Interest	12
ARTICLE 3 SECURITY		12
3.1	Security for Debenture	12
3.2	Reservation of Last Day of Terms of Leases	13
3.3	Registration	13
3.4	Further Assurances	13
3.5	No Merger	14
3.6	Separate Security	14
3.7	Defeasance	14
3.8	Attachment	14
3.9	Holder’s Rights as a Secured Party	14
3.10	Full Recourse to the Corporation	14
3.11	Registration and Perfection	15
3.12	Possession and Use of Mortgaged Premises Prior to Default	15
3.13	Release of Mortgaged Premises	15
ARTICLE 4 REPAYMENT OF DEBENTURE		15
4.1	Repayment at Maturity Date	15
4.2	Failure to Repay at Maturity Date	16
4.3	Debenture Non-Callable	16
ARTICLE 5 CONVERSION OF DEBENTURE		16
5.1	Conversion and Conversion Price	16
5.2	Manner of Exercise of Right to Convert	17
5.3	Conversion	18
5.4	Adjustment of Conversion Price	18
5.5	No Adjustments for Certain Transactions or Events	19
5.6	No Requirement to Issue Fractional Shares	20
5.7	Corporation to Reserve Shares	20
5.8	Cancellation of Converted Debenture	20
5.9	Certificate as to Adjustment	21
5.10	Notice of Special Matters	21
ARTICLE 6 COVENANTS		21
6.1	To Pay Principal and Interest	21
6.2	To Carry on Business	21
6.3	Mortgaged Premises	21
6.4	To Maintain Accurate Books and Records	21
6.5	Maintain Existence	22
6.6	Continued Listing	22
6.7	Securities Qualification Requirements	22
6.8	Notice of Event of Default	22
6.9	Officers’ Certificates	22
6.10	Comply with Laws	22
6.11	Lien	22

6.12	Pay Taxes	23
6.13	Appraisal of Debentures and Warrants	23
6.14	Right of First Refusal	23
6.15	Insurance	23
6.16	Holder Proposals	23
6.17	Delivery of Documents on Event of Default	23
6.18	Reporting	24
6.19	Directors’ Actions	24
6.20	Significant Changes Affecting Collateral	25
6.21	Board Representation	25
6.22	Further Assurances	25
6.23	Negative Covenants	25
6.24	Subordination of Debenture	26
ARTICLE 7 PERFORMANCE BY HOLDER		27
7.1	Holder May Perform Covenants	27
ARTICLE 8 DEFAULT		27
8.1	Acceleration of Maturity	27
8.2	Remedies	29
8.3	Application of Monies	30
8.4	Holder’s Actions	31
8.5	Extensions and Indulgences	31
8.6	No Obligation To Act Promptly	31
8.7	Remedies Cumulative	31
8.8	Costs of Realization	31
ARTICLE 9 SUPPLEMENTAL DEBENTURES		31
9.1	Supplemental Indentures	31
9.2	No Amendment or Waiver	32
ARTICLE 10 REGISTRATION AND TRANSFER OF DEBENTURE		32
10.1	Register of the Debenture	32
10.2	Transfer of the Debenture	32
ARTICLE 11 SUCCESSOR CORPORATION		32
11.1	Assumption of Obligations	32
ARTICLE 12 MISCELLANEOUS		33
12.1	Discharge	33
12.2	Affiliated Transactions	33
12.3	Severability	33
12.4	Laws of the State of New York	33
12.5	Continuing Separate Security	33
12.6	Advances in Part or in Whole	33
12.7	Waiver of Protest	34
12.8	Corporation not to Assert Claims or Defences	34
12.9	Copy of Agreement	34
12.10	Enurement	34
12.11	Time of the Essence	34
12.12	PPSA Waiver	34
12.13	Maximum Rate Permitted by Law	34

SCHEDULE “A”
The following terms and conditions are applicable to the US$25,000,000 9% Convertible Senior Secured Debenture, due July 3, 2012 of Ausam Energy Corporation and Noram Resources, Inc.
ARTICLE 1
INTERPRETATION
1.1	Definitions
     In this Debenture, unless there is something in the subject matter or context inconsistent therewith, the expressions following shall have the following meanings, namely:
“this Debenture”, “the Debenture”, “Debenture”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to the 9% Convertible Senior Secured Debenture due July 3, 2012, to which this Schedule is attached, and not to any particular Article, Section, subsection, clause, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto and every debenture issued in replacement hereof;
“Accessions” has the meaning ascribed to that expression in the (i) PPSA when such term relates to the Parent and (ii) Article 9 of the UCC when such term relates to Noram;
“Account” has the meaning ascribed to that expression in the (i) PPSA when such term relates to the Parent and (ii) Article 9 of the UCC when such term relates to Noram;
“Account Debtor” means a Person obligated to pay the Parent or Noram any amounts under a Debt, Chattel Paper or Instrument constituting Collateral;
“Act” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9 as from time to time amended or re-enacted;
“Adjusted Principal Amount” shall have the meaning ascribed thereto in Section 4.1;
“AFE” shall mean an Authorization for Expenditure consisting of a detailed estimate of all preparatory, drilling and completion costs with respect to a specific well, as approved by all joint venture parties to the well;
“Alberta PPSA” means the Personal Property Security Act (Alberta), R.S.A., 2000, c. P-7, as amended and as may be amended from time to time;
“Audited Financial Statements” means the consolidated financial statements of the Corporation and notes thereto, as at the date and for the period therein stated, audited by the Corporation’s Auditor and prepared in accordance with GAAP, on a basis consistent with that of prior periods, together with the report of the Corporation’s Auditor thereon;
“business day” means a day that is not a Saturday, Sunday or civic or statutory holiday in the cities of Calgary, Alberta or Morristown , New Jersey;
“Capital Reorganization” has the meaning ascribed thereto in Section 5.4(c);
“Change of Control” means the acquisition by a Person or a group of Persons acting in concert, or Persons associated or affiliated with any such Person or group, directly or indirectly, of voting securities of the Parent or Noram as a result of which the Persons or Persons may exercise effective control of the Parent or Noram which, for the purposes hereof, is deemed to be a Person or group of Persons holding, directly or indirectly, voting securities together with other securities which if any subscription or conversion rights thereunder were exercised, would in the aggregate entitle the holders thereof to cast 50% or more of the votes attaching to all shares of the Parent or Noram, as applicable, which may then be cast to elect directors of the Parent or Noram, as applicable, provided however that the acquisition of such voting securities by the Holder, or by SKH Management L.P. or any of their affiliates with the consent of the Holder pursuant to Section 6.23, shall be deemed to not be a Change of Control;
“Chattel Paper” has the meaning ascribed to that expression in the the (i) Alberta PPSA when such term relates to the Parent and (ii) Article 9 of the UCC when such term relates to Noram;
“Collateral” means all of the Parent’s and Noram’s present and after acquired oil and gas leases in the states of Alabama, Arkansas, Texas, Louisiana, and Mississippi in the United States, and all of the Parent’s and Noram’s present and after acquired personal property including, without limitation:
(a)	all the undertaking of the Parent and Noram,

(b)	all Goods (including all parts, accessories, attachments, special tools, additions and Accessions thereto),

(c)	all Chattel Paper, Documents of Title (whether negotiable or not), Instruments, Intangibles, Money and Investment Property (including Securities) now owned or hereafter owned or acquired by or on behalf of the Parent and Noram (including such as may be returned to or repossessed by the Parent and Noram),

(d)	all Proceeds and renewals thereof, accretions thereto and substitutions therefor,

(e)	all Inventory of whatever kind and wherever situate,

(f)	all Equipment of whatever kind and wherever situate, including, without limitation, all machinery, tools, apparatus, plant, furniture, fixtures and vehicles of whatsoever nature or kind,

(g)	all Debts and Accounts,

(h)	all deeds, documents, writings, papers, books of account and other books relating to or being records of all or any of the foregoing, or by which such are or may hereafter be secured, evidenced, acknowledged or made payable,

(i)	all contractual rights and insurance claims and all goodwill, patents, trademarks, copyrights, and other industrial property, and

(j)	all present and after acquired personal property acquired by the Parent and Noram as a result of any dealing either directly or indirectly, with any or all or the foregoing;
“Consumer Goods” has the meaning ascribed to that expression in the (i) Alberta PPSA when such term relates to the Parent and (ii) Article 9 of the UCC when such term relates to Noram;
“Control Person” shall have the meaning ascribed thereto in the policies of the TSX-V or such other principal exchange on which the Shares are listed for trading;
“Conversion Price” in respect of this Debenture means CDN$0.60 for each Share which may be issued from time to time upon the conversion of this Debenture in accordance with the provisions of Article 5, unless such conversion price shall have been adjusted in accordance with the provisions of Section 5.4 or pursuant to all applicable rules, policies and orders of the stock exchange upon which the Shares are listed for trading, in which case it shall mean the adjusted price in effect at that time;
“Corporation” means, collectively, (i) Ausam Energy Corporation, a body corporate incorporated pursuant to the laws of Alberta, and (ii) Noram Resources, Inc. a corporation incorporated pursuant to the laws of the State of Texas, and, in each case, includes any successor corporation;

“Corporation’s Auditor” means an independent firm of chartered accountants duly appointed as auditors of the Corporation;
“Counsel” means a barrister or solicitor or firm of barristers or solicitors or other legal counsel retained or employed by the Corporation;
“Current Market Price per Share” means the weighted average price per Share for twenty (20) trading days in any consecutive thirty (30) day period ending on the fifth (5th) trading day preceding the date of determination on the TSX-V (or, if the Shares are not listed thereon, on such stock exchange on which the Shares are listed having the highest volume of Shares traded thereon, or if the Shares are not listed on any stock exchange, then on the over-the-counter market). The weighted average price shall be determined by dividing the aggregate sale price of all Shares sold on said exchange or market, during the said twenty (20) trading days selected by the Corporation in such consecutive thirty (30) day period by the total number of Shares so sold;
“Date of Conversion” shall have the meaning ascribed therein in Section 5.2(b);
“Debt” means all accounts and book debts and generally all debts, dues, claims, choses in action and demands of every nature and kind howsoever arising or evidenced, including all letters of credit and advices of credit, which are now due, owing or accruing;
“Director” means a director of the Parent for the time being and “Directors” or “Board of Directors” means the board of directors of the Parent or, if duly constituted and whenever duly empowered, the executive committee of the board of directors of the Parent for the time being, and reference to action by the directors means action by the directors of the Parent as a board or action by the said executive committee as such committee;
“Document of Title” has the meaning ascribed to (i) that expression in the PPSA when such term relates to the Parent and (ii) the term “Document” in Article 9 of the UCC when such term relates to Noram;
“Event of Default” means any event specified in Section 8.1 which has not been waived, cured or remedied;
“Equipment” has the meaning ascribed to that expression in the (i) PPSA when such term relates to the Parent and (ii) Article 9 of the UCC when such term relates to Noram;
“Financing Change Statement” has the meaning ascribed to that expression in the PPSA;
“Financing Statement” has the meaning ascribed to that expression in the (i) PPSA when such term relates to the Parent and (ii) Article 9 of the UCC when such term relates to Noram;
“GAAP” means generally accepted accounting principles as may be described in the Canadian Institute of Chartered Accountants Handbook and other principal sources recognized from time to time by the Canadian Institute of Chartered Accountants;
“Goods” has the meaning ascribed to that expression in the (i) PPSA when such term relates to the Parent and (ii) Article 9 of the UCC when such term relates to Noram, provided, that in each case, such expression when used herein shall not include Consumer Goods;
“Holder” means The Huff Energy Fund, L.P. or the Person or Persons from time to time registered as the holder or holders of this Debenture pursuant to Article 10 hereof, as the case may be;
“Instrument” has the meaning ascribed to that expression in the (i) PPSA when such term relates to the Parent and (ii) Article 9 of the UCC when such term relates to Noram;
“Interest” has the meaning ascribed thereto in Section 2.1;

“Interest Rate” means a rate of interest of nine percent (9%) per annum subject to adjustment in accordance with the terms of this Debenture;
“Inventory” has the meaning ascribed to that expression in the (i) PPSA when such term relates to the Parent and (ii) Article 9 of the UCC when such term relates to Noram;
“Investment Property” has the meaning ascribed to that expression in the (i) Alberta PPSA when such term relates to the Parent and (ii) Article 9 of the UCC when such term relates to Noram;
“Lien” means any mortgage, pledge, charge, assignment, transfer, security interest, hypothec, lien, encumbrance or charge of any kind (including, without limitation, any agreement to give any of the foregoing, or any conditional sale or other title retention agreement), any other type of preferential arrangement, or any adverse claim by any Person;
“Maturity Date” means July 3, 2012;
“Maturity Shares” has the meaning ascribed thereto in Section 4.1;
“Maximum Cash Amount” has the meaning ascribed thereto in Section 4.2;
“Mortgaged Premises” means any and all of the undertaking, property and assets of the Parent and Noram, as more particularly described in Section 3.1 subject to the Lien hereof, all as more specifically described in Article 3 hereof;
“Officers’ Certificate” means a certificate signed by a senior officer and/or Director of the Parent;
“Person” means an individual, partnership, corporation, body corporate, trust or other business or legal entity or any duly constituted government of or in Canada or the United States and any minister, department, commission, board, bureau, agency, authority, instrumentality or court and the like of any such government;
“PPSA” means in respect of a particular part of the Collateral, any and all legislation having a purpose and intent which is the same as or similar to the Alberta PPSA, in each jurisdiction in which personal property of the Parent of nature and kind of the Collateral, is situated and as such legislation may from time to time be in force in such jurisdiction, including any and all enactments substituted therefor and amendments thereto, and any and all regulations made thereunder;
“Principal Amount” shall have the meaning ascribed thereto on the first page of this Debenture;
“Proceeds” has the meaning ascribed to that expression in the (i) PPSA when such term relates to the Parent and (ii) Article 9 of the UCC when such term relates to Noram;
“Restricted Collateral” shall have the meaning ascribed thereto in Section 3.2;
“Secured Party” has the meaning ascribed to that expression in the (i) PPSA when such term relates to the Parent and (ii) Article 9 of the UCC when such term relates to Noram;
“Secured Obligations” means from time to time, the Principal Amount then owing hereunder, all accrued and unpaid Interest together with all other amounts payable by the Corporation to the Holder under the terms hereof;
“Securities” has the meaning ascribed to the expression “security” in the (i) PPSA when such term relates to the Parent and (ii) Article 8 of the UCC when such term relates to Noram;
“Security Interest” has the meaning ascribed thereto in Section 3.1;

“Senior Debt” means any obligations (and all renewals, extensions and refinancings of any such obligations) of the Corporation in favour of any arms’ length lender created, incurred or assumed at any time to finance the acquisition, construction, development or improvement of oil and gas property, or other oil and gas assets where the ability of such lender to enforce its right to collect such obligations and all other recourse and remedies of such lender in connection with such obligations is solely limited to the right, title, and interest of the Corporation in the property or other assets that were acquired, contracted, developed or improved with the proceeds of such financing and the cash flow derived directly therefrom;
“Services Agreement” has the meaning ascribed thereto in Section 6.23(g);
“Shares” means common shares in the capital of the Parent, as such shares exist at the close of business on the date of execution and delivery of this Debenture and shall include any and all shares resulting from any subdivision, redivision, reduction, combination or consolidation, merger, amalgamation or reorganization or similar transaction and, if the context requires, any common shares of any corporation to which the Parent may sell, lease, or transfer or otherwise dispose of all or substantially all of its property and assets, as described in Section 5.4;
“Share Reorganization” has the meaning ascribed thereto in Section 5.4(a);
“SKH” has the meaning ascribed thereto in Section 6.23(g);
“Subscription Agreement” means the subscription agreement between the Holder and the Corporation for Debentures and Warrants having a total commitment of US$25,000,000, dated June 29, 2007;
“Subsidiary” or “Subsidiary Corporation” means any corporation of which more than 50% of the outstanding voting shares are owned, directly or indirectly, by or for the Corporation;
“TSX-V” means the TSX Venture Exchange;
“UCC” means the Uniform Commercial Code in each jurisdiction in which personal property of Noram of the nature and kind of the Collateral, is situated and as such legislation may from time to time be in force in such jurisdiction, including any and all enactments substituted therefor and amendments thereto, and any and all regulations made thereunder;
“VWAP” means the volume weighted average trading price for the Shares on the TSX-V or such other principal exchange on which the Shares are listed for trading;
“Warrants” means the common share purchase warrants of the Parent issued pursuant to the Subscription Agreement; and
“written direction of the Corporation” means an instrument in writing signed by a senior officer and/or Director of the Corporation.
1.2	Interpretation
     Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the neuter or the feminine gender and vice versa.
1.3	Headings, Etc.
     The division of this Debenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

1.4	Day Not a Business Day
     In the event that any day on or before which any action is required to be taken hereunder is not a business day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a business day.
1.5	Currency
     All references to currency herein shall be to lawful money of the United States, unless otherwise stated.
1.6	Consents and Approvals
     It shall be a condition hereof that any consent or approval of the Holder required hereby shall be obtained in writing prior to the event for which it is required.
1.7	Interpretation of “Outstanding”
     This Debenture shall be deemed to be outstanding until the later of the date on which:
(i)	monies for the payment of all amounts owing to the Holder hereunder shall have been paid or delivered to the Holder or this Debenture is converted to Shares in accordance with Article 5 hereof; and

(ii)	the obligations of the Corporation hereunder shall have been duly performed as herein contemplated, or otherwise discharged to the reasonable satisfaction of the Holder;
provided that, for the purposes of determining the amount outstanding hereunder, there shall be deemed to be owing as of any date only an amount equal to the unpaid Principal Amount of this Debenture plus any amounts payable hereunder, plus accrued and unpaid Interest (whether on the Principal Amount, Interest or amounts in default), as at such date; and provided further, that where a new debenture has been issued in substitution for this Debenture when this Debenture has been lost, stolen, mutilated or destroyed, only one of such debentures shall be counted for the purpose of determining the aggregate Principal Amount outstanding.
1.8	Application of Generally Accepted Accounting Principles
     Except to the extent inconsistent herewith, or as otherwise agreed to in writing by the Holder and the Corporation, GAAP shall be adhered to and applied in respect of all financial and accounting matters herein. No change shall be made in the application of GAAP if such change could have any effect on any financial test contained in this Debenture, unless otherwise agreed between the Holder and the Corporation. In the event of a change in the application of GAAP, such change shall not be applied retroactively unless required by GAAP.
1.9	Interpretation of PPSA Expressions
     To the extent an expression used herein is a defined term under the Alberta PPSA, and no similar expression or defined term exists under the PPSA of another jurisdiction, this Debenture shall be deemed to refer to the expression or defined term under the PPSA of such other jurisdiction, which corresponds in purpose and intent to the expression under the Alberta PPSA.
1.10	Application of PPSA and UCC
     All terms, covenants, provisions and conditions herein incorporating any reference to the PPSA and/or the UCC shall be read as references to the PPSA and/or the UCC, as applicable, in force in the jurisdiction in which the Collateral is from time to time situated.

1.11	“Collateral” Inclusive
     Any reference herein to the Collateral shall, unless the context otherwise requires, be deemed to be a reference to all of the Collateral or any part thereof.
1.12	Meaning of “Collateral” and “Secured Obligations” on Amalgamation
The Corporation acknowledges and agrees that in the event it amalgamates or otherwise merges with any other Person, it is the intention of the parties hereto that the term “Corporation” when used herein shall apply to each of the amalgamating corporations and to the amalgamated corporation, such that the Lien hereof:
(i)	shall extend to “Collateral” (as that term is herein defined) owned by each of the amalgamating corporations and the amalgamated corporation at the time of amalgamation or other merger and to any “Collateral” thereafter owned or acquired by the amalgamated corporation, and

(ii)	shall secure the “Secured Obligations” (as that term is herein defined) of each of the amalgamating corporations and the amalgamated corporation to the Holder at the time of amalgamation and any “Secured Obligations” of the amalgamated corporation to the Holder thereafter arising.
The Lien hereof shall attach to “Collateral” owned by each corporation amalgamating with the Corporation, and by the amalgamated corporation, at the time of amalgamation, and shall attach to any “Collateral” thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired.
ARTICLE 2
INTEREST
2.1	Calculation of Interest
     Interest shall be compound quarterly and calculated in arrears for each quarter on the weighted average of the Principal Amount outstanding during the period, multiplied by the Interest Rate, the product of which shall be multiplied by the number of days in such period and divided by 360 (the “Interest”).
2.2	Payment of Interest
     Interest shall be payable quarterly in cash on the last day of each such quarter or part thereof commencing with September 30, 2007. The Corporation may determine to not pay interest when due for any period ending on or prior to June 29, 2009, in which case the Principal Amount shall be increased by the Interest not paid in cash when due.
ARTICLE 3
SECURITY
3.1	Security for Debenture
     In consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Corporation, and to secure the due payment in accordance herewith of the Principal Amount of, and Interest (including Interest on amounts in default) in respect of this Debenture from time to time outstanding and on all other monies from time to time owing on the security hereof and to secure the due performance by the Corporation of its obligations herein contained, the Corporation, subject only to the exception hereinafter contained as to the last day of the term of any lease or agreement therefore and to Restricted Collateral, does hereby grant, assign, mortgage, pledge, charge, hypothecate and create a security interest in, to and in favour of the Holder:

(i)	a security interest — as and by way of a security interest in all of the Collateral; and

(ii)	a floating charge security interest,
as and by way of a floating mortgage, pledge, charge and hypothec in all of the properties, rights, assets, and undertakings of every nature whatsoever and wherever situate that the Corporation may now be possessed of or entitled to or that it may at anytime hereafter acquire and which is not subject to the security interest of subsection 3.1(i) hereof, whether freehold, leasehold, or other (including without limiting the generality of the foregoing, any and all properties described in subsection 3.1(i) hereof if and only to the extent that the same, or any part thereof, is not, for any reason validly subjected to the mortgage, charge and security interest created pursuant to that subsection, whether directly by the said subsection or by virtue of any other covenant or provision hereof), in, to, under or in respect of, and all benefit and advantage to be derived therefrom (collectively, the “Security Interest”);
     The right to have and to hold such property, assets, interests and undertakings and all rights hereby conferred unto the Holder, its successors and assigns forever, but in trust nevertheless, for the uses and purposes and with the powers and authorities and subject to the terms and conditions mentioned and set forth in this Debenture.
3.2	Reservation of Last Day of Terms of Leases
     It is hereby declared that the last day of any term (or any extended term, as the case may be) reserved by any lease, verbal or written, or any agreement therefor, now held or hereafter acquired by the Corporation, of interests in any jurisdiction where a mortgage by sublease may validly be given, and whether falling within the general or particular description of the Mortgaged Premises, is hereby and shall be excepted out of the Security Interest hereby created, and does not and shall not form part of the Mortgaged Premises, but the Corporation shall stand possessed of the reversion remaining in the Corporation of any leasehold premises for the time being demised as aforesaid upon trust to assign and dispose thereof as the Holder shall direct. An oil and gas lease in the states of Texas, Louisiana, Mississippi, Arkansas or Alabama is not a lease in a jurisdiction where a mortgage by sublease may validly be given.
     The Security Interest granted hereby does not and shall not extend to, and Collateral shall not include, any agreement, right, franchise, license, permit or any securities which securities are subject to any escrow agreement with a stock exchange or securities regulatory authority (the “Restricted Collateral”) to which the Corporation is a party, to the extent that the creation of the Security Interest therein would constitute a breach of the terms of or permit any Person to terminate, or cancel, the Corporation’s rights to the Restricted Collateral, but the Corporation shall hold its interest therein in trust for the Holder and such Restricted Collateral shall become part of the Collateral forthwith upon obtaining the consent of the other party thereto, or the applicable stock exchange or securities regulatory authority. The Corporation agrees that it shall, upon the request of the Holder, use all commercially reasonable efforts to obtain any consent required to permit any Restricted Collateral to be subjected to the Security Interest.
3.3	Registration
     The Corporation shall at its sole cost and expense register, file and record and renew any registration, filing or recording of this Debenture and all instruments collateral, supplemental or ancillary hereto at every office and place where such registrations, filings or recordings may be required or permitted from time to time on the request of the Holder.
3.4	Further Assurances
     The Corporation shall forthwith, and from time to time, hereafter, at its sole cost and expense, execute and do or cause to be executed and done all deeds, documents, instruments and things which, in the reasonable opinion of the Holder, are necessary or advisable for giving the Holder (so far as may be possible under the local laws of the places where the Mortgaged Premises are situated) a valid Lien of the nature and kinds herein specified upon any and all undertaking, property or assets, whether now owned or hereafter acquired, intended to be included within the Mortgaged Premises, to secure payment of monies intended to be secured by this Debenture, and for better assuring, mortgaging, pledging, charging, assigning, hypothecating, granting a security interest in and confirming unto the Holder the Mortgaged Premises, and for conferring upon the Holder such power of sale and other powers over the Mortgaged Premises as are hereby expressed to be conferred.
3.5	No Merger
     The taking of any security as provided under this Debenture shall not operate by way of merger of any of the obligations of the Corporation under this Debenture or of any other agreement executed and delivered under this Debenture or security in any other form, whether or not similar to the foregoing, and no judgment recovered by the Holder shall operate by way of merger or in any way affect the security provided for or given pursuant to this Debenture, which shall be in addition to and not in substitution for any other security now or hereafter held by the Holder in respect of the performance by the Corporation of its obligations to the Holder under this Debenture. For greater certainty, no judgment recovered by the Holder shall operate by way of merger or in any way affect the obligations of the Corporation to pay Interest at the rates, times and compounded as provided in this Debenture.
3.6	Separate Security
     The Lien hereby constituted is in addition to, and not in substitution for, any other security now or hereafter held by the Holder. The taking of any action or proceedings or refraining from so doing, or any other dealing with any other security for the monies secured hereby shall not release or affect the Lien of this Debenture and the taking of the security hereby granted or any proceedings hereunder for the realization of the security hereby granted shall not release or affect any other security held by the Holder for the monies hereby secured.
3.7	Defeasance
     Upon the Corporation satisfying the payment or performance of all of the Secured Obligations, the Holder shall at the written request and sole cost and expense of the Corporation cancel and discharge the Lien of, and the security created by, this Debenture and execute and deliver to the Corporation such deeds or other instruments as shall be required to discharge the Lien hereof and to reconvey to the Corporation any property subject to the Lien of this Debenture and to release the Corporation from the covenants herein contained and upon delivery of such written request to the Holder the estate and rights hereby granted shall cease, determine and be void, provided that the Corporation shall have satisfied the payment of the Principal Amount, Interest and other amounts due or to become due on this Debenture.
3.8	Attachment
     The Corporation acknowledges that it and the Holder intend for the Lien hereof to attach when this Debenture is signed by the Corporation and, in the case of oil and gas leases in the states of Texas, Louisiana, Mississippi, Arkansas and Alabama and in the case of personal property acquired after the date hereof, upon the date of such acquisition and the Corporation confirms that value has been given and that the Corporation has (or in the case of after acquired property, will have) rights in the Mortgaged Premises.
3.9	Holder’s Rights as a Secured Party
     In addition to those rights granted herein and in any other agreement now or hereafter in effect between the Corporation and the Holder and in addition to any other rights the Holder may have at law or in equity, the Holder shall have, both before and after an Event of Default, all rights and remedies of a Secured Party under the PPSA and the UCC.
3.10	Full Recourse to the Corporation
     If at any time the Mortgaged Premises secured by the Lien hereof is not sufficient to satisfy all Secured Obligations, the Corporation acknowledges and agrees that the Corporation shall continue to be liable for any Secured Obligations remaining outstanding and the Holder shall be entitled to pursue full payment thereof.

3.11	Registration and Perfection
     The Corporation hereby authorizes the Holder to do, execute, acknowledge and deliver such Financing Statements, Financing Change Statements, and to file such Financing Statements, Financing Change Statements and to file such mortgages or deeds of trust and other documents and do such acts, matters and things (including completing and adding appendices hereto identifying Mortgaged Premises or identifying the locations at which the Corporation’s business is carried on and the Mortgaged Premises and records relating thereto are situate) as the Holder may deem appropriate to perfect on an ongoing basis and continue the Lien hereof, to protect and preserve the Mortgaged Premises and to realize upon the Mortgaged Premises and the Lien hereof, and the Corporation hereby irrevocably constitutes and appoints the Holder the true and lawful attorney of the Corporation, with full power of substitution, to do any of the foregoing in the name of the Corporation whenever and wherever it may be deemed necessary or expedient. The foregoing power of attorney shall be deemed to be coupled with an interest and shall survive and may be exercised before, during and after and notwithstanding any bankruptcy, insolvency or other legal incapacity of the Corporation.
3.12	Possession and Use of Mortgaged Premises Prior to Default
     Until the security hereby constituted shall have become enforceable and the Holder shall have determined to enforce the same pursuant to the provisions of this Debenture, the Corporation shall, subject, however, to the express terms hereof, be suffered and permitted to possess, manage, develop, operate and enjoy the Mortgaged Premises, and freely to control the conduct of its business and to take and use any income, rents, issues and profits thereof in the same manner, to the same extent and with the same effect, except as provided herein, as if this Debenture had not been made.
3.13	Release of Mortgaged Premises
     Until the security hereby constituted shall have become enforceable or perfected and the Holder shall have determined to enforce the same pursuant to the provisions of this Debenture, the Holder shall at the request and sole cost and expense of the Corporation execute and deliver to the Corporation such documents as may in the reasonable opinion of Counsel be necessary or desirable to release from the Security Interest of this Debenture any part or parts of the Mortgaged Premises, sold or disposed of by the Corporation as permitted hereunder.
ARTICLE 4
REPAYMENT OF DEBENTURE
4.1	Repayment at Maturity Date
     Subject to the terms and conditions hereof, the Debenture shall be due and payable at the close of business on the Maturity Date, if not converted into Shares prior thereto, at the greater of: (i) the Principal Amount plus any accrued but unpaid Interest; and (ii) that amount of money which is equal to the number of Shares that would be issuable to the Holder upon the conversion of this Debenture at the Maturity Date (the “Maturity Shares”), multiplied by 92.5% of the 10-day VWAP of the then outstanding Shares (the “Adjusted Principal Amount”) plus any accrued but unpaid Interest.
4.2	Repayment upon Asset Sale or Change of Control

If, prior to the Maturity Date:
(a)	the Corporation completes a transaction as contemplated in subsection 6.23(a) of this Debenture other than with the approval of the Holders as contemplated therein, or a Change of Control occurs and is continuing for a period of thirty (30) days; and

(b)	the Holder provides written notice to the Corporation demanding payment pursuant to this Section 4.2; then,

ten (10) business days after receipt by the Corporation of such notice this Debenture shall become due and payable, if not converted into Shares prior thereto, at that amount which is four times the Principal Amount, plus any accrued but unpaid Interest.
4.3	Maximum Cash Payable at Maturity
     Notwithstanding anything in Section 4.1, the maximum amount of cash payable at maturity pursuant to any Adjusted Principal Amount shall not exceed US$0.8406 per Maturity Share (the “Maximum Cash Amount“). Where the Adjusted Principal Amount exceeds the Maximum Cash Amount, the balance of the Adjusted Principal Amount shall be satisfied by the Corporation issuing Shares at a price equal to the 30-day VWAP calculated as of the thirty (30) days prior to the date of issuance of such Shares.
4.4	Interest After Maturity Date
     To the extent that the Principal Amount or Adjusted Principal Amount of this Debenture remains outstanding after the Maturity Date, or after twenty one (21) business days following a Change of Control the Interest Rate shall increase by 1% per annum and shall continue to increase by an additional 1% per annum for each quarter thereafter that the Principal Amount or Adjusted Principal Amount of this Debenture remains outstanding. In addition, in such case, the Holder shall also receive or, if required by applicable stock exchange rules, shall accrue the right to receive, additional warrants during this period to purchase additional Shares equal to 2% of all of the issued and outstanding Shares for each additional quarter that the Principal Amount or Adjusted Principal Amount of this Debenture remains outstanding, such warrants having an exercise price equal to the then current market price of the Shares, all of the foregoing being subject to applicable stock exchange rules, and in the event that the Shares are not listed for trading on a recognized stock exchange, fair market value (as determined by an investment bank agreed upon between the Holder and the Corporation).
4.5	Debenture Non-Callable
     This Debenture shall be non-callable from the date hereof until the Maturity Date.
ARTICLE 5
CONVERSION OF DEBENTURE
5.1	Conversion and Conversion Price
(a)	Upon and subject to the terms, provisions and conditions of this Article:
(i)	the Holder shall have the right, at its option at any time and from time to time, prior to the close of business on the Maturity Date, to convert the Principal Amount (or any part of such Principal Amount) into fully paid and non-assessable Shares at the Conversion Price in effect on the Date of Conversion; and

(ii)	effective from and after 30 months from the date hereof, the Holder shall be required to convert the Principal Amount (or any part of such Principal Amount as specified by the Corporation) into fully paid and non-assessable Shares at the Conversion Price in effect on the Date of Conversion where: (A) the Holder has received thirty (30) days’ prior written notice from the Corporation (the “Notice Date”); (B) the 30-day VWAP, calculated with respect to the thirty (30) trading days prior to the Notice Date, of the then outstanding Shares is at or above a price of CDN$0.90 or, where the Conversion Price is payable in United States dollars pursuant to subsection 5.4(f), at or above a price of US$0.8406 (in each case adjusted for divisions and consolidations of Shares in the same manner contemplated by Section 5.4 hereof); (C) the average trading volume during such 30-day period equals or exceeds 1,000,000 Shares per day (adjusted for divisions and consolidations of Shares in the same manner contemplated by Section 5.4 hereof); and (D) the Shares received are tradeable without restriction.

(b)	The Conversion Price shall be subject to adjustment as provided in Section 5.4.

(c)	The right of conversion set forth in Section 5.1(a) shall extend only to the maximum number of whole Shares into which the aggregate Principal Amount of this Debenture surrendered for conversion at any one time by the Holder may be converted in accordance with the foregoing provisions of this Section.

(d)	Fractional interests in Shares shall be satisfied in the manner provided in Section 5.5.

(e)	The Holder covenants that it shall not convert all or any portion of the Principal Amount where such conversion would constitute the creation of a new Control Person unless approval of such creation of a new Control Person has been provided by the shareholders of the Parent in accordance with the policies of the TSX-V or has otherwise been consented to by the TSX-V (the “Restricted Conversion Amount”). In the event that (i) the Holder has provided the Corporation with written notice of its intention to convert all or a part of the Principal Amount in accordance with Section 5.2 hereof, but is prevented from converting the Restricted Conversion Amount; and (ii) the shareholders of the Parent have not approved the creation of a new Control Person at a meeting of the shareholders called for that purpose in accordance with the policies of the TSX-V and such conversion has not otherwise been consented to by the TSX-V, then the Interest Rate applicable to the Restricted Conversion Amount shall increase by 1% and shall continue to increase by an additional 1% for each quarter thereafter, to a maximum aggregate increase of 5%, for the period that the Restricted Conversion Amount of this Debenture remains outstanding.

(f)	Notwithstanding Section 5.1(a)(ii), the Holder shall not be required to convert any portion of the Principal Amount where such conversion would constitute the creation of a new Control Person, unless approval of such creation of a new Control Person has been provided by the shareholders of the Parent in accordance with the policies of the TSX-V or has otherwise been consented to by the TSX-V, provided however that, once the conditions set out in Section 5.1(a)(ii) have been satisfied, the Holder shall continue to be required to convert such portion of the Principal Amount specified pursuant to Section 5.1(a)(ii) where such conversion will not, at the time of conversion, create a new Control Person.

(g)	Where the Holder is the registered holder of Debentures having an aggregate Principal Amount such that conversion of the entire aggregate amount would constitute the creation of a new Control Person, the Parent shall, upon written request from the Holder, hold a meeting of its shareholders to seek approval of such creation of a new Control Person within ninety (90) days of such request.

5.2	Manner of Exercise of Right to Convert

(a)	If the Holder wishes to convert the Principal Amount in whole or in part into Shares in accordance with Section 5.1(a)(i), the Holder shall prior to the Maturity Date surrender this Debenture to the Parent at its principal office in the City of Calgary, Alberta, together with written notice, substantially in the form of Appendix “1” hereto, duly executed by the Holder or its legal representatives or attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Parent, acting reasonably, exercising its right to convert all or a portion of the Principal Amount into fully paid and non-assessable Shares in accordance with the provisions of this Article. Upon exercise as contemplated in this Section or the conversion as contemplated in Section 5.1(a)(ii) hereof, the Holder, shall be entitled to be entered in the books of the Parent as at the Date of Conversion as the holder of the number of Shares into which all or a portion of the Principal Amount is converted in accordance with the provisions of this Article and, as soon as practicable thereafter (but in any event no later than three (3) business days), the Parent shall deliver to the Holder a certificate or certificates for such Shares and, if applicable, a cheque for any amount payable under Section 5.5.

(b)	For the purposes of this Article, this Debenture shall be deemed to be surrendered for conversion pursuant to subsection 5.1(a) on the date (herein called the “Date of Conversion”) on which it (and the notice contemplated by Section 5.2(a) above) is received by the Corporation in accordance with the provisions of this Article, or upon conversion as contemplated in Section 5.1(a)(ii).

(c)	Any portion of the Principal Amount may be converted into Shares as provided in this Article and all references in this Debenture to conversion of the Principal Amount or this Debenture shall be deemed to include conversion of such portion of the Principal Amount.

(d)	If this Debenture is converted as to a portion of the Principal Amount only, the Holder shall, upon the exercise of its right of conversion, surrender this Debenture to the Corporation. The Corporation shall cancel the same and shall without charge forthwith deliver to the Holder a new Debenture in an aggregate Principal Amount equal to the unconverted part of the Principal Amount so surrendered.

(e)	Upon the surrender of this Debenture for conversion in accordance with Section 5.2, the Holder shall be entitled to receive accrued and unpaid Interest in respect thereof up to the Date of Conversion, and the Shares issued upon such conversion shall only be entitled to receive dividends declared in favour of shareholders of record on and after the Date of Conversion, from which date such Shares will for all purposes be and be deemed to be issued and outstanding as fully paid and non-assessable Shares.

5.3	Conversion

On and following the Date of Conversion this Debenture shall represent only the right of the Holder to receive: (i) a certificate representing the Shares acquired on conversion and cheque representing any accrued but unpaid Interest upon surrender of this Debenture; and (ii) if only a portion of the Principal Amount of this Debenture is converted, a replacement debenture (substantially in the form of this Debenture) for the Principal Amount hereof that was not so converted into Shares.

5.4	Adjustment of Conversion Price

The Conversion Price in effect at any date shall be subject to adjustment from time to time as follows:

(a)	If, and whenever at any time and from time to time the Parent shall: (A) subdivide, redivide or change its then outstanding Shares into a greater number of Shares, (B) reduce, combine, consolidate or change its then outstanding Shares into a lesser number of Shares, or (C) issue Shares (or securities exchangeable or convertible into Shares) to the holders of all or substantially all of its then outstanding Shares by way of stock dividend or other distribution (other than a dividend in the ordinary course) paid in Shares or securities exchangeable or convertible into Shares, (any of such events being herein called a “Share Reorganization”), the Conversion Price shall, subject to applicable stock exchange rules, be proportionately adjusted effective immediately after the effective date or record date for the Share Reorganization, by multiplying the Conversion Price in effect immediately prior to such effective date or record date by the quotient obtained when:
(i)	the number of Shares outstanding on such effective date or record date before giving effect to the Share Reorganization, is divided by

(ii)	the number of Shares outstanding immediately after the completion of such Share Reorganization (but before giving effect to the issue of any Shares issued after such record date otherwise than as part of such Share Reorganization) including, in the case where securities exchangeable or convertible into Shares are distributed, the number of Shares that would have been outstanding had such securities been exchanged for or converted into Shares on such record date, provided however, that no such adjustment to the Conversion Price shall be made with respect to the circumstances set out in Section 5.5.
(b)	If and whenever at any time and from time to time the Corporation shall issue Shares, or debt, shares, warrants, options or other securities convertible into Shares, in each case at a price, conversion price or exercise price, for Shares, respectively, below the Conversion Price, the Conversion Price shall, subject to applicable stock exchange rules, be proportionally adjusted effective immediately after such issuance such that the Conversion Price shall be equal to the price per Share obtained by multiplying the Conversion Price by a fraction, of which the numerator shall be the number of Shares outstanding on the date of such issuance (not including the Shares issued on such date) plus the number of Shares which the aggregate consideration received for all the securities so issued would purchase at the Current Market Price per Share, and of which the denominator shall be the number of Shares outstanding on the date of such issuance (including the Shares issued on such date), provided, however, that no such adjustment to the Conversion Price shall be made with respect to the circumstances set out in Section 5.5.

(c)	If and whenever there is a capital reorganization of the Corporation not otherwise provided for in this Section 5.4 or a consolidation, merger, arrangement, amalgamation (statutory or otherwise) or similar transaction of the Corporation with or into another Person, or in the case of any sale of the properties and assets of the Corporation as or substantially as an entirety to any other Person (any such event being called a “Capital Reorganization”), the Debenture shall, after such Capital Reorganization, be convertible into the number of Shares or other securities or property of the Corporation, or such continuing, successor or purchasing corporation, as the case may be, to which a holder of the number of Debentures would have been issued if such Debentures had been converted immediately prior to such Capital Reorganization. Notwithstanding the generality of the foregoing, no Capital Reorganization shall be carried into effect unless, in the opinion of the Directors, all necessary steps shall have been taken to ensure that the Holder shall thereafter be entitled to receive such number of Shares or other securities or property of the Corporation, or such continuing, successor or purchasing Corporation, as the case may be, subject to adjustments thereafter in accordance with the provisions similar, as nearly as they may be, to those contained in this clause.

(d)	In the case of any reclassification of, or other change in, the outstanding Shares other than a Share Reorganization or a Capital Reorganization, the right of conversion shall be adjusted immediately after the effective date or record date for such reclassification or other change so that the Holder shall be entitled to receive, upon the exercise of such right at any time after the effective date or record date of such reclassification or other change, such shares, securities or rights as it would have received had this Debenture been converted into Shares immediately prior to such effective date or record date, subject to adjustment thereafter in accordance with provisions the same as nearly may be possible as those contained in subsection 5.4(a) and (c).

(e)	Where the application of the foregoing provisions of this Section 5.4 results in a decrease in the Conversion Price taking effect immediately after the record date for a specific event, if any Shares are converted after that record date and prior to completion of the event, the Parent may postpone the issuance to the Holder of the additional Shares to which the Holder is entitled by reason of the decrease of the Conversion Price, but such additional Shares shall be issued and delivered to the Holder upon completion of the event and the Parent shall deliver to the Holder an appropriate instrument evidencing its right to receive such additional Shares upon completion of the relevant event.

(f)	Where the 30-day average of the number of Shares traded on an exchange in the United States is greater than the 30-day average of the number of Shares traded on an exchange in Canada, the Conversion Price shall thereafter be paid in lawful money of the United States and the definition of Conversion Price shall be converted to lawful money of the United States at a rate of 0.9340 United States dollars for each Canadian dollar.

5.5	No Adjustments for Certain Transactions or Events
         Notwithstanding anything contained herein, the Conversion Price shall not be adjusted or be subject to adjustment as a result of:
(a)	the granting by the Parent of options or other rights under any stock option plan, stock purchase plan, phantom stock plan, stock appreciation rights plan, or other deferred, share or incentive compensation plan to officers, Directors, employees or consultants of the Corporation or its affiliates;

(b)	the issuance by the Parent of any Shares or other securities of the Parent for valuable consideration to any Persons other than as specifically provided for in Section 5.4 (including without limitation the issuance of Shares upon the exercise or conversion of any securities of the Parent outstanding as at the date hereof that are exercisable or convertible into Shares);

(c)	the declaration or payment of any dividends on the Shares other than as specifically provided for in Section 5.4;

(d)	the issuance by the Corporation of Shares, convertible shares or convertible debt, or warrants (the “Exempted Issuances”) provided that the Exempted Issuances shall not exceed an aggregate of US$3,000,000 and provided further that, all such Exempted Issuances shall in each case include a minimum price, conversion price or exercise price, respectively, of US$0.54;

(e)	the issuance by the Corporation of any securities (the “Repayment Issuances”) provided that the Repayment Issuances shall be used to repay the Principal Amount or Adjusted Principal Amount of all issued and outstanding debentures and any accrued but unpaid interest in accordance with Article 4 hereof, or, with the prior written consent of the Holder, such lesser portion thereof as the Holder may consent to; or

(f)	an adjustment that would require an increase or decrease of the Conversion Price of less than $0.015; provided, however, that any adjustments which by reason of this subsection 5.5(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations made in this regard shall be made to the nearest one-hundredth of a cent.

5.6	No Requirement to Issue Fractional Shares
     The Parent shall not be required to issue fractional Shares upon the conversion of this Debenture into Shares pursuant to this Article. If any fractional interest in a Share would, except for the provisions of this Section, be deliverable upon the conversion of all or any portion of the Principal Amount, the Parent shall, in lieu of delivering any certificate for such fractional interest, satisfy such fractional interest by paying to the Holder an amount in lawful money of the United States equal (computed to the nearest cent) to the appropriate fraction of the value of a Share on the business day next preceding the Date of Conversion (being, the last reported sale price or, if none, the mean between the closing bid and ask quotations on the TSX-V or if the Shares are listed on another stock exchange, on such stock exchange on which the Shares are listed as may be selected for such purpose by the Directors or, if the Shares are not listed on any stock exchange, a value determined by the Directors).
5.7	Parent to Reserve Shares
     The Parent covenants with the Holder that it will at all times reserve and keep available out of its authorized Shares, solely for the purpose of issue upon conversion of this Debenture into Shares as in this Article provided, such number of Shares as shall then be issuable upon the full conversion of this Debenture. The Parent covenants with the Holder that all Shares which shall be so issuable upon conversion of this Debenture shall be duly and validly issued as fully paid and non-assessable. The Parent further covenants that it shall prior to or on the Maturity Date reserve and keep available out of its authorized Shares such number of Shares as may become issuable pursuant to Article 4.
5.8	Cancellation of Converted Debenture
     Upon conversion of the Principal Amount, in whole or in part, under the provisions of this Article, this Debenture shall be forthwith delivered to and cancelled by the Corporation and, subject to the provisions of subsection 5.2(d), no Debenture shall be issued in substitution for the portion so converted; provided, however, a new Debenture shall be executed and delivered by the Corporation and the Holder, in respect of any portion of this Debenture not so converted.

5.9 Certificate as to Adjustment
     The Parent shall from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 5.4, deliver an Officers’ Certificate to the Holder specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based; provided, however, that in the event the Holder does not agree with the adjustment as set forth in the Officers’ Certificate provided as aforesaid, the Parent may obtain the certificate or opinion of a firm of independent chartered accountants appointed by the Parent with the consent of the Holder, acting reasonably, which certificate or opinion shall be conclusive and binding on all parties in interest hereto.
5.10 Notice of Special Matters
     The Parent covenants with the Holder that, so long as this Debenture remains outstanding, it will give notice to the Holder of its intention to fix a record date or an effective date for any event referred to in Section 5.4 (other than the subdivision, redivision, change in number, reduction, combination or consolidation of its Shares) which may give rise to an adjustment in the Conversion Price, and, in each case, such notice shall specify the particulars of such event and the record date and the effective date for such event; and, if prepared or available as at the date that such notice is required to be given pursuant to this Section 5.10, such notice shall be accompanied by the materials (i.e. proxy circulars, information booklets and related documents) sent to the holders of Shares in respect of the event in question, provided that the Parent shall only be required to specify in such notice such particulars of such event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than ten (10) days in each case prior to such applicable record date or effective date.
ARTICLE 6
COVENANTS
     The covenants and agreements of the Corporation set forth in this Article 6 shall remain in full force and effect for so long as this Debenture shall remain outstanding.
6.1 To Pay Principal and Interest
     The Corporation will duly and punctually pay or cause to be paid to the Holder the Principal Amount of and Interest accrued on this Debenture, at the places, in the currency, and in the manner provided in this Debenture.
6.2 To Carry on Business
     Subject to the express provisions hereof, the Corporation will carry on and conduct its business in a proper and efficient manner, consistent with good industry practices.
6.3 Mortgaged Premises
     The Corporation covenants and agrees with the Holder that: (i) the Corporation will hereafter for so long as this Debenture is outstanding, defend title to the Mortgaged Premises against claims, suits, actions and demands of all Persons whomsoever; and (ii) the Corporation shall keep and maintain the Mortgaged Premises in good standing, order, condition and repair in accordance with industry standards, subject to reasonable wear and tear.
6.4 To Maintain Accurate Books and Records
     The Corporation will keep and maintain proper books of account and records accurately covering all aspects of the business and affairs of the Corporation and shall permit authorized officers, employees or agents of the Holder reasonable access to inspect the same during regular business hours.

6.5 Maintain Existence
     The Corporation will maintain its corporate existence under the laws of its jurisdiction of organization and register and qualify and remain registered and qualified to carry on business in all jurisdictions where the character of the properties owned by it or the nature of the business transacted by it makes such registration or qualification necessary.
6.6 Continued Listing
     The Parent shall take all such steps and actions and do all such things that may be required to maintain the listing and posting for trading of the Shares on the TSX Venture Exchange or another senior exchange and to maintain its status as a “reporting issuer” or equivalent, not in default of the requirements of the securities acts and regulations of the provinces where the Parent is currently a “reporting issuer”, or equivalent.
6.7 Securities Qualification Requirements
(a)	If, in the opinion of Counsel, any prospectus or other instrument is required to be filed with or any permission is required to be obtained from any securities regulatory authority or any other step is required under any federal, provincial or territorial law of Canada before the Shares or any other securities or property which the Holder is entitled to receive upon the conversion of this Debenture may properly and legally be delivered or issued upon the due exercise of such right of conversion, the Corporation will take all such action, at its expense, as is required or appropriate in the circumstances. This Section 6.7 shall not be interpreted to require the Corporation to take any action, including the filing of a prospectus or application for a discretionary prospectus examination, with respect to a hold period that may be applicable to the Shares issued pursuant to Article 5.
(b)	The Parent will give written notice of the issue of Shares upon the conversion of this Debenture, in such detail and timeframe as may be required, to each securities commission or similar regulatory authority in each jurisdiction in Canada in which there is legislation requiring the giving of any such notice in order that the subsequent disposition of the Shares so issued will not, as a result solely of the failure to give such notice, be subject to the prospectus requirements of such legislation.
6.8 Notice of Event of Default
     The Corporation will give notice in writing forthwith to the Holder of the occurrence of any Event of Default or other event with lapse of time and/or giving of notice or otherwise would be an Event of Default forthwith upon becoming aware thereof and specifying the nature of such default and/or Event of Default and the steps taken to remedy the same.
6.9 Officers’ Certificates
     Each and every Officers’ Certificate given pursuant to this Debenture shall be complete and accurate in all material respects and shall not be misleading in any manner.
6.10 Comply with Laws
     The Corporation will: (i) comply in all material respects with all applicable laws, rules, regulations and orders of governmental authorities, including, without limitation, environmental laws; and (ii) observe and conform in all material respects to all valid requirements of any governmental or municipal authority relative to any of its assets and all covenants, terms and conditions of all agreements upon or under which any of its assets are held.
6.11 Lien
     The Corporation will do, observe and perform all of its obligations and all matters and things necessary or expedient to be done, observed or performed by virtue of any applicable law for the purpose of creating, performing or maintaining the Lien for the benefit of the Holder. The Corporation will not change its name without providing prior written notice thereof to the Holder.
6.12 Pay Taxes
     The Corporation will pay or cause to be paid all rents, taxes, rates, levies, royalties and assessments, ordinary or extraordinary, government fees, dues, and other obligations to pay money validly levied, assessed or imposed upon it, or upon its properties or any part thereof, as and when the same become due and payable, except where the Corporation is in good faith contesting the same, and that it will exhibit to the Holder, when reasonably required, the receipts and vouchers establishing such payment.
6.13 Appraisal of Debentures and Warrants
     If requested by the Holder, the Corporation shall promptly provide the Holder (or its representatives) with all information requested by the Holder in order to appraise the Debentures and the Warrants; provided, however that the Corporation may satisfy any such request with disclosure required to be produced by Canadian securities regulatory authorities.
6.14 Right of First Refusal
     Until the Maturity Date, the Corporation covenants and agrees that, subject to any required approval from the TSX-V or shareholders of the Corporation, the Holder shall have the right of first refusal to participate in respect of any future financing of the Corporation (the “Proposed Financing”). The Corporation shall provide the Holder with written notice setting out the terms of any such Proposed Financing in reasonable detail (the “Financing Notice”) and, unless the Holder provides written notice to the Corporation that the Holder is participating in such Proposed Financing (the “Participation Notice”) within seven (7) days of receipt of the Financing Notice, the Holder shall be deemed to have elected not to participate on the terms set out in the Financing Notice. If the terms of the Proposed Financing change materially from those set out in the Financing Notice or a Revised Financing Notice (as hereinafter defined), the Corporation shall provide the Holder with a further written notice setting out such revised terms in reasonable detail (the “Revised Financing Notice”) and, unless the Holder provides a Participation Notice within seven (7) days of receipt of the Revised Financing Notice, the Holder shall be deemed to have elected not to participate on the terms set out in the Revised Financing Notice.
6.15 Insurance
     The Corporation shall at all times during the continuation of this Debenture insure and keep insured, in amounts a prudent Person in the business of the Corporation would insure for, against all insurable hazards (taking into account geographic, political and economic conditions) with reputable insurers, all of their respective properties, rights, assets, interests and undertakings of every nature whatsoever and wherever situate, which are of an insurable nature and shall name the Holder as an additional insured and provide the Holder with evidence of such insurance.
6.16 Holder Proposals
     The Parent will include in any information circular prepared by management of the Parent and provided to shareholders of the Parent, proposals or voting recommendations submitted in writing by the Holder, for consideration at any annual or special meetings of the shareholders of the Parent.
6.17 Delivery of Documents on Event of Default
     If an Event of Default shall have occurred and then be continuing, the Corporation shall deliver to the Holder from time to time promptly upon receipt of a request from the Holder, copies of: (i) any Documents of Title, Instruments, Securities and Chattel Paper consisting, representing or relating to the Mortgaged Premises; (ii) all books of account and all records, ledgers, reports, correspondences, schedules, documents, statements, lists and other writings relating to the Mortgaged Premises for the purpose of inspecting, auditing or copying the same; and (iii) all financial statements prepared by or for the Corporation regarding the Corporation’s business.
6.18 Reporting
The Corporation will furnish to the Holder for so long as this Debenture is outstanding:
(a)	as soon as the same are delivered to shareholders after the end of each fiscal year of the Parent, the Audited Financial Statements for the Parent, together with a copy of all recommendations to management by the Parent’s auditor;
(b)	as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters in each year, unaudited consolidated financial statements and consolidated balance sheet of the Parent for such period;
(c)	as soon as available and in any event not less than fifteen (15) days prior to the beginning of each fiscal year of the Parent, management’s proposed annual operating budget and capital budget for the Parent, by month, in the form to be presented to the Directors for their consideration;
(d)	as soon as available and in any event within fifteen (15) days after the approval thereof by the Directors, a copy of the annual operating budget for the Parent, by month, as approved by the Directors;
(e)	as soon as available and in any event within fifteen (15) days after the approval thereof by the Directors, a copy of the annual capital budget for the Parent, by fiscal quarter, as approved by the Directors;
(f)	as soon as available and in any event within fifteen (15) days after the approval thereof by the Directors, a copy of each updated operating budget and capital budget, for the Parent, as approved by the Directors;
(g)	any information generally delivered to the shareholders of the Parent no later than concurrently with such information being made available to such shareholders;
(h)	if the Holder then has no nominee elected or appointed to the board of directors of the Parent or Noram and is otherwise entitled to have such a nominee, the Corporation shall deliver to the Holder copies of all materials and information delivered to its Directors, no later than concurrently with such material and information being made available to its Directors;
(i)	any reserve or technical reports filed by the Corporation under Canadian or any other applicable securities legislation;
(j)	each of the items referred to in paragraphs (a) through (f), as applicable, with respect to Noram in the event that the Parent does not consolidate any of such items in its corresponding disclosure to the Holder; and
(k)	such other financial or technical information with respect to the Corporation as the Holder may reasonably request.
6.19 Directors’ Actions
     The Parent covenants and agrees that: (i) the Directors shall hold a meeting of the Directors, in any manner permitted by the bylaws of the Parent, not less than once during each calendar quarter; and (ii) management’s proposed annual operating budget and capital budget of the Parent shall be presented to the Directors not less than fifteen (15) days prior to the commencement of each fiscal year.

6.20 Significant Changes Affecting Collateral
     The Corporation shall notify the Holder promptly of: (i) the details of any claims or litigation affecting the Corporation or the Collateral; and (ii) any default by any material Account Debtor in payment or other performance of its obligations with respect to the Collateral; that could or would reasonably be expected to materially adversely affect the business, operations or financial condition of the Corporation; and (iii) any material damages to the Mortgaged Premises.
6.21 Board Representation
     Subject to the terms and conditions of the Subscription Agreement, upon execution and delivery of the first Debenture, the board of directors of each of the Parent and Noram shall appoint one individual designated by the Holder to their respective board of directors to hold office until the next annual general meeting of its shareholders. Thereafter, at each subsequent annual general meeting its shareholders held while a Debenture is outstanding, or where the Holder is the registered holder of: (i) greater than 10% of the issued and outstanding Shares; or (ii) 22,305,496 Shares, the Holder shall be entitled to cause management of each of the Parent and Noram to nominate one individual designated by the Holder (or in the event that there is more than one Holder, by holders of 66 2/3% of the Principal Amount of Debentures then outstanding) to stand for election to their respective board of directors (collectively, the “Holder Representative”). In the event that the board of directors of the Parent has greater than six directors, the Holder shall have the right to cause management of the Parent to nominate one additional Director for each two additional Directors appointed to its board of directors (provided that if there are at any time fewer than six such Directors (including the Holder Representative), the Holder shall nonetheless have the right to cause management of the Parent to nominate one Director), all as subject to approval by the Parent ‘s shareholders. Each of the Parent and Noram shall use its reasonable best efforts to cause the election of the Holder Representative(s) to their respective board of directors at the next annual general meeting of its shareholders as required in order to give effect to the intentions of the parties hereto. If elected to such board of directors, the Holder Representative(s) shall be appointed to all committees of such board of directors for which the Holder Representative is qualified. In the event that the Holder Representative resigns from either of such board of directors, the affected board of directors shall appoint one individual designated by the Holder to the affected board of directors to hold office until the next annual general meeting of its shareholders. Each of the Parent and Noram will also take such reasonable action as may be necessary to permit one individual designated by the Holder, in writing from time to time, to attend meetings of their respective board of directors, from time to time, as an observer. Each and every such individual acting as observer shall enter, as applicable, into a confidentiality agreement with the Parent or Noram, in a form acceptable to the Parent or Noram, each acting reasonably. Any and all information relating to the Parent or Noram, as applicable, obtained by any such individual shall be deemed to be confidential information.
6.22 Further Assurances
     The Corporation will, within fifteen (15) days after notice thereof from the Holder, do all such further acts and things and execute and deliver all such further documents and instruments as shall be reasonably required by the Holder in order to ensure the terms, conditions and provisions of this Debenture are fully performed and carried out and to ensure that each material term, condition and provision of this Debenture is and continues to be a valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms.
6.23 Negative Covenants
     Unless approved in writing by Holders representing 66 2/3% of the Principal Amount of Debentures then outstanding:
(a)	The Corporation will not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other Person whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise.
(b)	The Corporation will not create or issue any securities having rights, preferences or privileges senior to or on parity with the Debentures except as provided in Section 6.24.

(c)	The Corporation will not amend its Articles of Incorporation or Bylaws in a manner that is adverse to the Holder.
(d)	The Corporation will not, except in respect of outstanding First Preferred Shares, Series 2 in the capital of the Parent, declare or pay interest or dividends on, or make any distributions with respect to (in cash or in kind), its equity securities provided however that this subsection shall not apply to interest, dividends or any distributions from Noram to the Parent.
(e)	The Corporation will not, except in respect of outstanding First Preferred Shares, Series 2 in the capital of the Parent, repurchase or redeem any of its outstanding securities, prior to the Debentures in accordance with the terms hereof except as provided in Section 6.24.
(f)	Except as provided in the Subscription Agreement, the Parent will not effect any change to the board representation or observer rights of the Holder as provided herein.
(g)	The Corporation will not enter into any transaction or series of transactions with SKH Management, L.P. or its affiliates (together, “SKH”), other than a services agreement (the “Services Agreement”), or any other party related to the Corporation having a monetary value greater than US$1,000,000 per annum, such limit subject to annual review.
(h)	Where the Corporation has less than an aggregate of $15,000,000 in cash, cash equivalents or short term receivables, the Corporation will not enter into an AFE having a cumulative net cost to the Corporation over $1,500,000 once the cumulative dry hole costs incurred by the Corporation with respect to prospect well drilling has exceeded $8,500,000; provided however, that costs incurred by the Corporation with respect to development wells shall not apply to the calculation of such dry hole costs;
(i)	The Parent will not issue Shares at a price below the then Current Market Price, or fair market value (as determined by an investment bank agreed upon as between the Holder and the Parent) if the Shares are not listed for trading on a recognized stock exchange.
(j)	Other than with respect to Section 6.24 below, the Corporation will not incur debt in excess of US$0.50 per undeveloped proven BOE and/or McfGE as defined by U.S. Securities and Exchange Commission guidelines.
(k)	The Parent will not cause the delisting of the Shares from the TSX-V, except where the Shares are to be listed on the Toronto Stock Exchange or American Stock and Options Exchange.
6.24 Subordination of Debenture
     The Holder covenants and agrees that this Debenture shall be subject to the following terms of subordination (the “Subordination Terms”), and each subsequent Holder of this Debenture, upon transfer or assignment hereof, accepts and agrees to be bound by the following Subordination Terms:
(a)	the Corporation may, from time to time and at any time, enter into one or more agreements whereby the Corporation may incur Senior Debt, which Senior Debt may be secured in such manner and upon such terms as the lender with respect to the Senior Debt may reasonably require (the “Senior Lender”);
(b)	the Holder shall take such acts and execute and deliver such documents as may be reasonably required to allow the Corporation to incur such Senior Debt including, without limitation, the execution and delivery of a subordination agreement in a form satisfactory to the Senior Lender (the “Subordination Agreement”);
(c)	notwithstanding anything contained in this Section 6.24, the Corporation shall be entitled to make and the Holder shall be entitled to receive payments of the Principal Amount (or any portion thereof) and Interest to the extent permitted by the terms of the Subordination Agreement;

(d)	nothing contained in this Section 6.24 is intended to or shall impair, as between the Corporation, its creditors other than the holders of Senior Debt of the Corporation, and the Holder, the obligation of the Corporation, which is absolute and unconditional, to pay to the Holder the Principal Amount and Interest on this Debenture as and when the same shall become due and payable in accordance with the terms herein, or is intended to or shall affect the relative rights of the Holder and creditors of the Corporation, as the case may be, other than the holders of Senior Debt of the Corporation, as the case may be; and
(e)	each present and future holder of Senior Debt shall be entitled to the benefit of the provisions of these Subordination Terms notwithstanding that such holder is not a party to this Debenture.
ARTICLE 7
PERFORMANCE BY HOLDER
7.1 Holder May Perform Covenants
     If the Corporation should fail to perform any covenant on its part herein contained the Holder may itself perform such covenant and, if any such covenant requires the payment or expenditure of money, it may make such payment or expenditure with its own funds, or with money borrowed by or advanced to it for such purpose, but shall be under no obligation to do so; and all sums so expended or advanced shall be repayable by the Corporation as principal (in addition to the Principal Amount for which this Debenture is issued) and shall bear Interest as provided herein and the Principal Amount shall be increased accordingly.
ARTICLE 8
DEFAULT
8.1 Acceleration of Maturity
     Upon the happening of any one or more of the following events, namely:
(a)	if the Corporation makes default in payment of the principal of this Debenture when the same becomes due and payable under this Debenture, and any such default continues for a period of five (5) days;
(b)	if the Corporation makes default in payment of any interest due on this Debenture when the same becomes due and any payable under this Debenture, and any such default continues for a period of ten (10) days;
(c)	if a decree or order by a court having jurisdiction is entered resulting from the commencement of proceedings against the Corporation by a third party and adjudging the Corporation a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement or winding up of the Corporation under any bankruptcy, insolvency or analogous laws, including, without limitation, the Companies’ Creditors Arrangement Act (Canada), or appointing a receiver of the Corporation or ordering the dissolution or liquidation of its affairs and the Corporation fails to obtain a discharge with respect to such decree, order, petition or appointment within thirty (30) days;
(d)	if the Corporation institutes proceedings to be adjudicated a bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, or files a petition, answer or consent seeking re-organizational relief under any bankruptcy, insolvency or analogous laws, including, without limitation, the Companies’ Creditors Arrangement Act (Canada), or consents to the filing of any such petition or to the appointment of a receiver of the Corporation or makes a general assignment for the benefit of creditors, or the Corporation admits in writing its inability to pay its debts generally as they become due, or a resolution is passed by the Corporation’s Directors or shareholders authorizing the Corporation to do any of the foregoing, or to commence wind-up or liquidation procedures unless such resolution is rescinded prior to the taking of any irrevocable actions thereunder;

(e)	if the Corporation shall fail to pay any of its indebtedness in an amount in excess of $500,000, or its equivalent in another currency, when due, or in the ordinary course of business in the case of trade accounts (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise); or if any other default under any agreement or instrument relating to the indebtedness in an amount in excess of $500,000 shall occur, and if the effect of such default or event is either to accelerate the maturity of such indebtedness after having given notice of such default or event and the failure of the Corporation to remedy such event of default within the time permitted, if so provided for; or such indebtedness in an amount in excess of $500,000 shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required repayment) prior to the stated maturity thereof;
(f)	if the Corporation shall fail to comply in all respects with applicable laws, rules, regulations and orders and the consequences of such failure would or could reasonably be expected to materially adversely affect the business, operations or financial condition of the Corporation and any such default continues for a period of thirty (30) days;
(g)	if any amendment shall have been made to any of the terms, rights, privileges or conditions attaching to the Shares which are materially adverse to the interests of the Holder or the holder of the Warrants;
(h)	if any amendment shall have been made to any of the terms, rights, privileges or conditions attaching to any securities or shares convertible directly or indirectly into Shares, which are materially adverse to the interests of the Holder or the holder of the Warrants which, for greater certainty, shall be deemed to not include a re-pricing of any outstanding warrants to purchase Shares where such re-pricing is in accordance with the rules and policies of the TSX-V or such other principal exchange on which the Shares are listed for trading;
(i)	if any of the facilities or equipment owned, used or occupied by the Corporation in connection with its business or operations are not operated or occupied, as the case may be, in compliance with all applicable laws relating thereto, including regulations, rules, by-laws, approvals, authorizations, directions, consents and orders made pursuant thereto, and the consequences of such failure would or could reasonably be expected to materially adversely affect the business, operations or financial condition of the Corporation and continues for a period of thirty (30) days;
(j)	if any approvals, permits, certificates, licenses, orders-in-council or other actions required under applicable laws relating thereto, including regulations, rules, by-laws, approvals, authorizations, directions, consents and orders made pursuant thereto, to own and operate the Corporation’s business and the Mortgaged Premises are not obtained and maintained in good standing and the consequences of such failure would or could reasonably be expected to materially adversely affect the business, operations or financial condition of the Corporation and such circumstance continues for a period of thirty (30) days;
(k)	if there shall be a breach by the Corporation of any other covenant or condition contained in this Debenture and any such breach continues for a period of thirty (30) days;
(l)	if any representation or warranty in favour of the Holder contained in the Subscription Agreement shall be untrue and such representation or warranty, if capable of being cured, remains uncured for a period of thirty (30) days and would or could reasonably be expected to materially adversely affect the business, operations or financial condition of the Corporation; or
(m)	if a writ, attachment, execution or similar process is levied against any property of the Corporation and such writ, attachment, execution or similar process is not released, satisfied, discharged, vacated or stayed within thirty (30) days after its entry, commencement or levy;
(each such event, an “Event of Default”) then in each and every such event, the Holder may, by notice in writing to the Corporation, declare the Principal Amount and Interest then outstanding and all other monies outstanding hereunder to be due and payable and the same shall forthwith become immediately due and payable to the Holder, anything therein or herein to the contrary notwithstanding, and the Corporation shall forthwith pay to the Holder the

Principal Amount and accrued and unpaid Interest, together with Interest at the rate borne by this Debenture on such unpaid Principal Amount, Interest and such other monies from the date of the said declaration until payment is received by the Holder.
8.2 Remedies
     Following an Event of Default which has occurred and is continuing, or if the security constituted in this Debenture shall in any way become payable, the Holder in its own name shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Corporation or other obligor upon this Debenture and collect in the manner provided by law out of the property of the Corporation or other obligor upon this Debenture wherever situated the monies adjudged or decreed to be payable. In addition or alternatively, the Holder may, in its discretion:
(a)	proceed to protect and enforce the rights vested in it by this Debenture by such appropriate judicial proceedings as the Holder shall deem most effectual to protect and enforce any of such rights, either at law or in equity and either in bankruptcy or otherwise;
(b)	by instrument in writing appoint, or make application to a court of competent jurisdiction to appoint, any Person, whether an officer or employee of the Holder or not, to be a receiver of the Mortgaged Premises or any part or parts thereof and may remove any receiver so appointed and appoint another or others in his stead. Any such receiver shall, so far as concerns responsibility for his acts, be deemed the agent of the Corporation and the Holder shall not in any way be responsible for any acts or omissions, including negligence, misconduct or misfeasance, on the part of any such receiver. Subject to the provisions of any instrument appointing such receiver, any such receiver so appointed shall have power:
(i)	to take and enter into possession of, foreclose upon, collect and gather the Mortgaged Premises, wherever situated, and for that purpose to take any proceedings in the name of the Corporation or otherwise;

(ii)	to carry on or concur in carrying on the business of the Corporation and for that purpose to raise money on the Mortgaged Premises in priority to this Debenture or otherwise for such purposes as may be approved by the Holder;

(iii)	to sell or dispose of, or concur in sale or disposition of, any of the Mortgaged Premises or any part of it either for cash or credit or both at the time and upon the terms and conditions, that the Holder may establish, and to conduct such sale or disposition in such manner as may seem advisable to the receiver and carry any such sale into effect by conveying in the name or on behalf of the Corporation or otherwise;

(iv)	to make any arrangement or compromise which may be thought expedient in the interest of the Holder; and

(v)	to exercise such other discretion and powers as are granted in the instrument of appointment and any supplement thereto.
(c)	Except as otherwise directed by the Holder, all monies from time to time received by such receiver shall be held in trust for and paid over to the Holder to the extent required to discharge the liability hereunder. The rights and powers conferred by this paragraph are in supplement of and not in substitution for any rights or powers the Holder may from time to time have as the Holder of this Debenture whether or not herein contained and nothing done by the Holder or by any said receiver or receivers shall render the Holder a mortgagee in possession or responsible as such. The term “receiver” as used in this Debenture includes a receiver and manager and receiver manager;

(i)	by itself, its officers, agents or attorneys, in its discretion and/or by a receiver appointed by it (if permitted or required by law) and/or by a court of competent jurisdiction on its application, and either with or without notice as it in its absolute discretion determines, enter into and upon and take possession of and to remove the whole or any part or parts of the Mortgaged Premises, with full power to exclude the Corporation, its agents and servants therefrom, to carry on, manage and conduct the business and operations of the Corporation in respect of the Mortgaged Premises, including the power to borrow money or advance its own monies at such rate of interest as it may deem reasonable for the purposes of such business and operations and the maintenance and preservation of the Mortgaged Premises, or any part thereof, and, in the name of, and as attorney for, the Corporation, to grant such Liens upon the whole or any part of the Mortgaged Premises in priority over the Lien hereof, as security for the repayment of the monies so borrowed and interest thereon, which security may be granted either at the time of or subsequent to the borrowing of said monies, (and monies so borrowed or advanced shall be repaid by the Corporation on demand and until repaid shall, with the interest thereon, be secured by the Lien created hereunder and shall be a charge upon the Mortgaged Premises in priority to the Lien of this Debenture) and to receive the rents, incomes, issues and profits thereof and to pay therefrom all expenses, charges and advances of the Holder and such receiver in carrying on the said business and operations or otherwise and all taxes, assessments, insurance premiums and other charges against the Mortgaged Premises ranking in priority to the Lien of this Debenture or payment of which may be necessary to preserve the same, and the balance (if any) shall be held and applied as if the same arose from a sale or realization of the Mortgaged Premises;

(ii)	in case the Lien hereby constituted shall have become enforceable as herein provided, the Holder may, either after such entry as aforesaid or without any entry, sell, lease or dispose of the Mortgaged Premises, either as a whole or in separate parcels at a public auction, by public tender or by private sale, with or without tender and with or without advertising, and with or without any other formality, all of which are hereby waived by the Corporation to the full extent permitted by law, at such times and on such terms and conditions as the Holder shall appoint, having first given not less than ten (10) days’ notice or such greater period as may be required pursuant to the provisions of any applicable law in any jurisdiction in which the Mortgaged Premises are situate and in or as near as may be to each of the other places in which the Mortgaged Premises to be sold and disposed of are located, and it shall be lawful for the Holder to make such sale, either for cash or upon credit, upon such reasonable conditions as to upset or reserve bid or price and as to terms of payments, as it may deem proper and also to rescind or vary any contract of sale that may have been entered into and resell with or under any of the powers conferred herein, to adjourn any such sale from time to time, and to execute and deliver to the purchaser or purchasers of the Mortgaged Premises or any part thereof, good and sufficient deeds, bills of sale, transfers or assignments for the same, the Holder being hereby irrevocably constituted the true attorney of the Corporation coupled with an interest which shall survive and may be exercised before, during and after and notwithstanding any bankruptcy, insolvency or other legal incapacity of the Corporation, for the purpose of making such sale and executing such deeds, bills of sale, transfers or assignments and any such sale made as aforesaid shall be perpetual bar both in law and in equity against the Corporation and its assigns and all other Persons claiming the Mortgaged Premises or any part or parcel thereof by, from, through or under the Corporation or its assigns, and the proceeds of any such sale shall be distributed in the manner hereinafter provided; or

(iii)	the Holder, any receiver, or any receiver and manager, or any agent or representative thereof, may become purchasers at any sale of all or any part of the Mortgaged Premises, whether made under the power of sale herein contained or pursuant to judicial proceedings.
8.3 Application of Monies
     Subject to applicable laws, all monies collected or received by the Holder pursuant to or in exercise of any right it possesses with respect to the Mortgaged Premises shall be applied on account of the amounts outstanding hereunder in such manner as the Holder deems best or, at the option of the Holder, may be held unappropriated in a collateral account or released to the Corporation, all without prejudice to the liability of the Corporation or the rights of the Holder hereunder, and any surplus shall be accounted for as required by law.
8.4 Holder’s Actions
     Neither the Holder nor any receiver shall be liable or accountable for any failure to exercise its remedies, take possession of, collect, enforce, realize, sell, lease or otherwise dispose of the Mortgaged Premises or to institute any proceedings for such purposes. Furthermore, neither the Holder nor any receiver shall have any obligation to take any steps to preserve rights against any other Person in respect of the Mortgaged Premises, whether or not in the Holder’s or any receiver’s possession and shall not be liable or accountable for failure to do so.
8.5 Extensions and Indulgences
The Holder may grant extensions of time and other indulgences, take and give up security, accept compositions, compound, compromise, settle, grant releases and discharges and otherwise deal with the Corporation, debtors of the Corporation, sureties and others and with the Mortgaged Premises and other security as the Holder may see fit without prejudice to the liability of the Corporation or the Holder’s right to hold and realize on the Lien hereof. Furthermore, the Holder or any receiver may demand, collect and sue on the Mortgaged Premises in either the Corporation’s or the Holder’s name, at the Holder’s option, and may endorse the Corporation’s name on any and all cheques, commercial paper, and any other Chattel Paper, Documents of Title, Instruments or Securities, documents and instruments pertaining to or constituting the Mortgaged Premises.
8.6 No Obligation To Act Promptly
     No delay or omission by the Holder or any receiver in exercising any right or remedy hereunder or with respect to the Mortgaged Premises, or under any other instrument or agreement securing the repayment of any or all amounts due under this Debenture, shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.
8.7 Remedies Cumulative
     All rights and remedies of the Holder granted or recognized herein are cumulative and may be exercised at anytime and from time to time independently or in combination.
8.8 Costs of Realization
     Where an Event of Default is continuing the Corporation shall reimburse the Holder on demand for all actual costs, charges, interest, commissions, costs of realization and other expenses (including reasonable legal fees and expenses on a solicitor and his or her own client basis) incurred by the Holder or any receiver in connection with the execution, perfection, protection, enforcement, taking possession of, preserving, collecting or realizing upon any of the monies owing with respect to this Debenture, the Mortgaged Premises or any part thereof. All amounts that the Corporation is required to render to reimburse the Holder or any receiver shall, from the date of disbursement until the date the Holder or the receiver receives reimbursement, be deemed advanced to the Corporation by the Holder, shall be deemed to be increase the Principal Amount accordingly and shall bear Interest at the Interest Rate.
ARTICLE 9
SUPPLEMENTAL DEBENTURES
9.1 Supplemental Indentures
From time to time the Corporation may, and it shall, when required by this Debenture, execute, acknowledge and deliver, by its proper officers, indentures supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	assigning, mortgaging, charging, and otherwise encumbering by way of a floating charge to or in favour of the Holder any property now owned or hereafter acquired by the Corporation and intended to be assigned, mortgaged, charged or otherwise encumbered pursuant to the terms hereof;

(b)	evidencing the succession, or successive successions, of other corporations to the Corporation, and the terms, provisions, conditions, covenants and obligations assumed by any such successor in accordance with the provisions of this Debenture; and

(c)	for any other purpose not inconsistent with the terms of this Debenture.
9.2 No Amendment or Waiver
Notwithstanding any other provisions of this Debenture but subject to Section 10.1, no amendment or waiver of any provisions of this Debenture, nor consent to any departure by the Corporation therefrom, shall in any event be effective unless the same shall be in writing and signed by an officer of the Holder, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and shall not extend to or be taken in any manner whatsoever to affect any subsequent breach or default or to affect the rights of the Holder resulting therefrom.
ARTICLE 10
REGISTRATION AND TRANSFER OF DEBENTURE
10.1 Register of the Debenture
The Corporation shall keep or cause to be kept a register in which the Holder or Holders of this Debenture shall be registered. The name and address of each holder of this Debenture and particulars of this Debenture held shall be entered in the register.
10.2 Transfer of the Debenture
Subject to the provisions of this Debenture, this Debenture or any Principal Amount hereof shall not be transferable by a Holder to any other Person except with the prior written consent of the Corporation. Each such assignment or transfer of this Debenture shall be effective on the date upon which an executed copy of the assignment has been delivered to the Corporation. Upon delivery to the Corporation of a duly executed copy of an assignment, the assignee or transferee thereof shall be entitled to all of the rights of the Holder in respect of this Debenture so assigned or transferred, and shall thereupon be registered as the holder thereof in the register of holders of this Debenture and become entitled to all of the rights of a Holder hereunder and under the Security Interest. This provision shall not operate to affect or impede an assignment proposed or made by a Holder by way of security for any indebtedness of the Holder.
ARTICLE 11
SUCCESSOR CORPORATION
11.1 Assumption of Obligations
     The Corporation shall not directly or indirectly enter into a capital reorganization, consolidation, merger, arrangement or amalgamation or similar transaction with or into any other Person, or sell, lease, transfer or otherwise dispose of all or substantially all of the property and assets of the Corporation as an entirety to any other Person (any of such other Persons being herein referred to as a “successor corporation”), unless such transaction shall not materially adversely affect the rights or interests of the Holder hereunder, and the successor corporation shall execute, prior to or contemporaneously with the consummation of any such transaction, an agreement together with such other instruments as are in the opinion of counsel to the Holder necessary or advisable to evidence the assumption by the successor corporation of the due and punctual payment of all amounts from time to time due and accruing due under this Debenture, including Interest, if any, thereon and all other monies payable hereunder and the covenant of the successor corporation to pay the same and its agreement to observe and perform all the covenants and obligations of the Corporation under this Debenture.
ARTICLE 12
MISCELLANEOUS
12.1 Discharge
     Upon payment by the Corporation to the Holder of the Principal Amount, Interest and other amounts secured by this Debenture the Holder shall, upon the written request of the Corporation, deliver up this Debenture to the Corporation and shall at the expense of the Corporation execute and deliver to the Corporation such deeds and other documents as shall be required to release and discharge this Debenture.
12.2 Affiliated Transactions
     The terms of all transactions intended to be entered into as between the Corporation and an affiliate of the Corporation (other than any transactions pursuant to the Services Agreement), including without limitation transactions with SKH, shall be made on terms no less favourable to the Corporation than would be obtained in arms’ length transactions with independent third party. Such transactions, if outside the ordinary course of business of the Corporation, shall require approval of the Parent’s independent Directors. On a quarterly basis the Parent shall provide the Holder with a summary of the Corporation’s payments to affiliates for the prior quarter. The Holder shall have the option of requiring delivery of a fairness opinion for any affiliated transaction or series of affiliated transactions having a monetary value of over US$1,000,000, such threshold being subject to annual review.
12.3 Severability
     If any covenant or provision herein or any portion thereof is determined to be void, unenforceable or prohibited by the law of any province or the local requirements of any provincial or federal governmental authority such shall not be deemed to affect or impair the validity of any other covenant or provision herein or portion thereof, as the case may be, nor the validity of such covenant or provision or portion thereof, as the case may be, in any other jurisdiction.
12.4 Laws of the State of New York
     This Debenture shall be deemed to have been made and shall be construed in accordance with the laws of the State of New York. The Corporation hereby irrevocably submits to the jurisdiction of the courts of the State of New York or federal courts in the borough of Manhattan of the State of New York for any action, suit or any other proceeding arising out of or relating to this Debenture and any other agreement or instrument mentioned therein or any of the transactions contemplated thereby.
12.5 Continuing Separate Security
     This Agreement and the security afforded hereby is in addition to and not in substitution for any other security now or hereafter held by the Holder and is, and is intended to be a continuing security agreement and shall remain in full force and effect until the Secured Obligations shall be performed and paid in full.
12.6 Advances in Part or in Whole
     Neither the execution and delivery nor the registration of this Debenture shall for any reason whatsoever obligate or bind the Holder to advance any monies, or having advanced a portion obligate the Holder in any way to advance the balance thereof; but nevertheless the Lien shall take effect forthwith upon execution of the Debenture and shall operate as security for the actual amount of all the debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the Corporation to the Holder or remaining unpaid.

12.7 Waiver of Protest
     The Corporation waives protest of any Instrument constituting Collateral at any time held by the Holder on which the Corporation is in any way liable.
12.8 Corporation not to Assert Claims or Defences
     In any action brought by a bona fide assignee of this Debenture and the Lien hereof, or any part thereof to enforce any rights hereunder, the Corporation shall not assert against the assignee any claim or defence which the Corporation now has or hereafter may have against any previous holder.
12.9 Copy of Agreement
     The Corporation hereby acknowledges receipt of a copy of this security agreement.
12.10 Enurement
     This Debenture and all its provisions shall enure to the benefit of the Holder, its successors and assigns and shall be binding upon the Corporation, its successors and assigns.
12.11 Time of the Essence
     Time shall be of the essence of this Agreement.
12.12 PPSA and UCC Waiver
     The Corporation hereby waives any and all rights the Corporation has or may have to receive a copy of any Financing Statement or Financing Change Statement filed by or for the Holder or any Verification Statement in respect thereof.
12.13 Maximum Rate Permitted by Law
     Under no circumstances shall a Holder be entitled to receive nor shall it in fact receive a payment or partial payment of interest, fees or other amounts under or in relation to this Debenture at a rate that is prohibited by applicable law. Accordingly, notwithstanding anything herein or elsewhere contained, if and to the extent that under any circumstances, the effective annual rate of “interest” (as defined in section 347 of the Criminal Code (Canada), or, if such section is not applicable to the circumstance, then the appropriate term or concept contained in applicable law) received or to be received by a Holder (determined in accordance with such section or, if such section is not applicable to the circumstance, then determined in accordance with applicable law) on any amount of “credit advanced” (as defined in that section or, if such section is not applicable to the circumstance, then the appropriate term or concept contained in applicable law) pursuant to these presents or any agreement or arrangement collateral hereto entered into in consequence or implementation hereof would, but for this Section 12.13, be a rate that is prohibited by applicable law, then the effective annual rate of interest, as so determined, received or to be received by the Holder on such amount of credit advanced shall be and be deemed to be adjusted to a rate that is one whole percentage point less than the lowest effective annual rate of interest that is so prohibited (the “adjusted rate”); and, if the Holder has received a payment or partial payment which would, but for this Section 12.13, be so prohibited then any amount or amounts so received by the Holder in excess of the lowest effective annual rate that is so prohibited shall and shall be deemed to have comprised a credit to be applied to subsequent payments on account of interest, fees or other amounts due to the Holder at the adjusted rate.
12.14 Notices
     Any notice or other written communication which must be given or sent under this Debenture shall be given or sent by hand or courier delivery or by facsimile transmission as follows:

(a)	in the case of the Holder, to:
The Huff Energy Fund, L.P.
c/o WRH Energy Partners, L.L.C.
67 Park Place, 9th Floor
Morristown, New Jersey 07960
Attention: Bryan Bloom
Fax Number: (973) 984-5818
with a copy to the Holder’s counsel:
Osler, Hoskin & Harcourt LLP
Suite 2500, 450 — 1st Street SW
Calgary, Alberta, T2K 1R1
Attention: Mark R. Smith
Fax Number: (403) 260-7024
(b)	in the case of the Corporation, to:
Ausam Energy Corporation
Noram Resources, Inc.
1430, 1122 — 4th Street S.W.
Calgary, Alberta T2R 1M1
Attention: President
Fax Number: (403) 206-1457
with a copy to the Corporation’s counsel:
Bennett Jones LLP
4500 Bankers Hall East
855 — 2nd Street S.W.
Calgary, Alberta T2P 4K7
Attention: David Spencer
Fax Number: (403) 265-7219
If delivered by hand or courier, such notice shall be deemed to have been validly given and received on the day of delivery to the Holder or the Corporation, provided that any delivery made on a day other than a business day or after 4:00 p.m. (local time) on a business day shall be deemed to be received on the next following business day. If delivered by facsimile, it shall be deemed to have been validly given or received on the day sent, if sent prior to 4:00 p.m. (local time) at the place of receipt on a business day with written confirmation of receipt from the sending machine, and otherwise on the business day following the day of transmission by facsimile, with written confirmation of receipt from the sending machine.
12.15 Joint and Several Obligations
     Each of the Parent and Noram hereby agrees that such Person is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Subscriber and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of all obligations owed or hereafter owing hereunder to the Subscriber by the other. Each of the Parent and Noram agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations hereunder shall not be discharged until payment and performance, in full, of all such obligations has occurred, and that its obligations hereunder shall be absolute and unconditional, irrespective of, and unaffected by:
(a)	the genuineness, validity, regularity, enforceability or any future amendment hereof, or change herein, or with respect to any other agreement, document or instrument to which Parent or Noram is or may become a party;

(b)	the absence of any action to enforce this Debenture (including this Section 12.15) or any other agreement, document or instrument to which the Parent or Noram is or may become a party or the waiver or consent by the Holder with respect to any of the provisions thereof;

(c)	the existence, value or condition of, or failure to perfect its Lien against, any security for the obligations of the Corporation hereunder or any action, or the absence of any action, by the Holder in respect thereof (including the release of any such security);

(d)	the insolvency of the Parent or Noram; or

(e)	any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
Each of the Parent and Noram shall be regarded, and shall be in the same position, as principal debtor with respect to the obligations guaranteed hereunder.
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APPENDIX 1 TO THE CONVERTIBLE DEBENTURE
OF AUSAM ENERGY CORPORATION AND NORAM RESOURCES, INC.
CONVERSION NOTICE

To:	Ausam Energy Corporation Noram Resources, Inc. 1430, 1122 — 4th Street S.W. Calgary, Alberta T2R 1M1
     The undersigned registered Holder of the within convertible debenture (the “Debenture”) hereby irrevocably elects to convert $                     of the principal amount of the Debenture into common shares in the capital of Ausam Energy Corporation (the “Shares”) in accordance with the terms of the Debenture and directs that the Shares issuable and deliverable upon the conversion be issued and delivered to the Holder (or person indicated below)*.
     A Debenture or supplemental debenture representing any unconverted principal amount of the Debenture, if any, shall be registered in the name of and delivered to the Holder.
     DATED                     , 200   .

(Signature of Registered Holder)

Name:

(Address)
(City and Province)

*	Print name above in which the Shares issued on conversion are to be issued, delivered and registered, if not Holder. If Shares are to be registered in the name of a person other than the registered Holder of the Debenture, the signature of the registered Holder must be guaranteed by a bank, member of a recognized stock exchange or Investment Dealers Association of Canada in a manner satisfactory to the Corporation and the Transfer Agent and Registrar.